UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2008 (April 15, 2008)

NMT Medical, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-21001	95-4090463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Wormwood Street Boston, Massachusetts	02210-1625
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 737-0930

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Entry into a Material Definitive Agreement.

(e) On April 15, 2008, NMT Medical, Inc. (the “Company”) entered into Amendment No. 2 (the “Amendment”) to the Amended and Restated Employment Agreement by and between Richard E. Davis and the Company, dated as of May 20, 2004, as amended by Amendment No. 1 to such agreement, dated as of August 14, 2006 (as amended, the “Agreement”), with Mr. Davis, the Company’s Executive Vice President and Chief Financial Officer, providing for an increase in Mr. Davis’ base salary of approximately 4%, from $345,000 to $359,000. In addition, the Amendment also revises the payments to be made to Mr. Davis in the event of a change of control of the Company under the Agreement. Such cash payment will be equal to a percentage ranging from .33% to 1.4% of the total deal consideration paid by an acquirer in a transaction constituting a change of control of the Company. The percentage paid to Mr. Davis will vary based on the amount of the total deal consideration.

The foregoing description of the Amendment is qualified in its entirety by the text of the Amendment. A copy of the Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMT MEDICAL, INC.

Date: April 15, 2008	By:	/s/ John E. Ahern
John E. Ahern, President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1(1)*	Amendment No. 2 to Amended and Restated Employment Agreement by and between Richard E. Davis and NMT Medical, Inc., dated as of April 15, 2008.

(1)	Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.
*	Indicates a management contract or compensatory plan or arrangement required to be filed as an Exhibit to this Current Report on Form 8-K.